Exhibit 99.1

NEWS RELEASE

American Oil & Gas Files Universal Shelf Registration Statement

Denver, December 2, 2008 — American Oil & Gas Inc. (AMEX: AEZ) has filed a universal shelf registration statement on Form S-3 with the SEC for the issuance of up to $75 million in common stock, preferred stock, debt instruments or a combination of these securities. The filing was made in order to provide American with future financial flexibility. American has no plans to use the shelf registration statement for any specific financing.

American’s shelf registration statement has been filed with the SEC, but has not yet become effective. The securities registered may not be sold, nor may offers to buy be accepted, prior to the time the shelf registration statement becomes effective. This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities of American in any jurisdiction. Any such offer will be made solely by means of a prospectus meeting the requirements of the applicable securities laws.

American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. is available via the Company’s website at www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 - Denver, CO 80265	303.449.1184